Exhibit K

The bank must explain the important contents of this agreement to the reader and issue a copy of the basic terms and conditions for bank loan transactions and this agreement.

Revenue stamp

Park Ju-mi

Lee Dong-hyuk

Loan (Credit) Transaction Agreement

The Export-Import Bank of Korea (Front)

November __ , 2021

Reader: SK ecoplant Co., Ltd. (sign)

Address: Seoul Jongno-gu Gwanhun-dong Insa-dong 7-gil

I hereby agree that the “Basic Terms and Conditions for Bank Loan Transactions” apply to the loan transaction with The Export-Import Bank of Korea (henceforth “Bank”) under the conditions below, and I commit to each of the following provisions.

Article 1: Terms of Transaction

The terms of the transaction are as follows.

(If there are several transaction methods, listen to the explanation from the bank staff and mark “V” inside the applicable “☐”)

Loan Subject (Loan Type)	Long-term Foreign Currency Loans for Oversea Investment
Transaction Classification	■ Individual Transaction ☐ Revolving Credit Line ☐ Non-Revolving Credit Line
Loan (Credit) Amount	■ USD 95,000,000 ☐ Within ____ per day
Funding Purpose	Foreign Direct Investment
Loan (credit line) Period	■ Within 3 years from the date of first withdrawal (But, within ____ ) ☐ from ___ (day)___(month)____(year) to ___ (day)___(month)____(year)
Interest Rate	Individual Transaction:
	☐ Fixed (Select Article 3, Paragraph 2, Subparagraph 1 of the Basic Terms and Conditions for Bank Loan Transactions)	Until the expiration date of the loan period: ☐ KW: __% per annum ☐ Foreign Currency: __ % per annum
	■ Variable (Select Article 3, Paragraph 2, Subparagraph 2 of the Basic Terms and Conditions for Bank Loan Transactions)	☐ KW: base rate + ( )% ■ Foreign Currency: base rate + (1.5)% ☐ Other: ( )
Credit Line : as stipulated in Article 4

Late Compensation Rate (Article 3 Paragraph 5 of the Basic Terms and Conditions for Bank Loan Transactions will be applied	__ % per annum
Commitment Fee Rate	0.5% per annum
Early Repayment Fee Rate	1.5% of the Early Repayment amount
Interest, Late Compensation, and Commission Fee Calculation Method	A. Loans in KW: 1 year is counted as 365 days (366 days in a leap year) and calculated in units of 1 day. B. Loans in Foreign Currency: 1 year is counted as 360 days and calculated in units of 1 day.
Individual Loan Amount (credit line only)

The individual loan amount, for each transaction, shall be the amount determined by the following.

☐ The amount required for production or manufacture within ( )% of the balance after deducting the amount already received from the export contract, export letter of credit, or goods supply contract.

☐ Within ( )% of the income amount or prepaid income amount

☐ Other:

Individual Loan Period (credit line only)

☐ Within the period of ( ) plus ( ) days from the first loan processing date for each individual loan.

☐ Within the period plus ( ) months from the first loan processing date for each individual loan.

☐ Other:

Loan Execution Method

■ Full pay on the first loan processing date.

☐ Based on evidence or in kind, the Bank confirms the purpose of the funds and the required amount and executes them in full or in installments.

☐ Executed upon request of a qualified individual

☐ Other:

Principal Repayment Method

☐ ( ) will be repaid within the expiry date.

■ A lump sum payment for the entirety. However, if the bank agrees, it can be repaid in installments.

☐ After ( ), the first repayment will start in ( ) and repayment will be made in installments on the repayment date of the amortized repayment schedule attached separately for ( ).

☐ Starting from the initial loan processing date, the loan is deferred for ( ) years ( ) months, and after the deferral period expires, repayment is made in installments on the repayment date of the amortized repayment schedule attached separately.

☐ Each individual loan is repaid in one lump sum or in installments within the loan period.

☐ Other:

* Please note that deposits made through automated devices or electronic financial systems after the closing of banking hours may not be processed as redemption on the same day.

Interest Payment Date and Method

■ The first interest is paid (3) months after the loan date, and subsequent interests are paid (3) months after the day following the last day of the calculation period of the interest paid.

☐ Payment will be made on the repayment date of the amortized repayment schedule attached separately.

☐ Other:

* Please note that deposits made through automated devices or electronic financial systems after the closing of banking hours may not be processed as redemption on the same day.

Commitment Fee Payment Date and Method

n Payment is made on the interest date.

☐ Other:

* Please note that deposits made through automated devices or electronic financial systems after the closing of banking hours may not be processed as redemption on the same day.

Article 2: Late Compensation

1. If interest, amortization of principal, or amortization of principal and interest is not paid on the due date, the late compensation for the unpaid amount must be paid starting from the next day.

2. In the event of non-payment of debt on the expiry date of the loan period or in the event of default pursuant to Article 7 of the Basic Terms and Conditions for Bank Loan Transactions, the payment of late compensation for the loan balance must be paid starting from the next day.

Article 3: Operation of Revolving and Non-Revolving Credit Lines

1. In the case of non-revolving credit lines, each individual loan applications shall be made in accordance with documentary evidence, such as target transaction agreements, that can confirm the purpose of funds and the required amount, within the extent that the total amount of each individual loan execution (including undrawn approved applications) up to the date of application, including the application amount for the current year, does not exceed the loan limit stipulated in Article 1. The Bank may confirm this and accept the application at its discretion.

2. In the case of revolving credit lines, each individual loan applications shall be made in accordance with documentary evidence, such as target transaction agreements, that can confirm the purpose of funds and the required amount, within the extent that the total amount of each individual loan’s loan balance (including undrawn approved applications) up to the date of application, including the application amount for the current year, does not exceed the loan limit stipulated in Article 1. The Bank may confirm this and accept the application at its discretion.

3. When the reader repays the loan under this agreement, in the case of revolving credit lines, within the credit line loan period stipulated in Article 1, the credit line shall be reinstated as much as the repaid amount. However, this is not the case in non-revolving credit lines.

Article 4: Individual Loan Interest Rate for Credit Lines

In case of credit lines, the interest rate of each individual loan amount shall be determined according to each of the following Subparagraphs.

1. Interest rate (including additional interest rates) for fixed-rate loans: interest rate on the date of application for individual loan approval.

2. Interest rate for variable-rate loans: the base rate is that of the day the interest begins, and the additional rate is that of the loan approval date.

Article 5: Confirmation of the Total Amount Borrowed and Notification of the Amortization Schedule

1. In the case of a loan to be executed in installments, the total amount of debt is confirmed after the final execution, and the method of confirmation is based on the amortization schedule, receipts, and other supporting materials.

2. When the total amount borrowed is confirmed under Paragraph 1, the Bank will notify the reader and joint surety of the amortization schedule, which is attached separately to the contract.

Article 6: Reduction and Suspension

1. When it is judged that a sudden change in the national economy or financial affairs or a significant deterioration in one’s credit status will cause a significant disruption to the credit agreement, the Bank may reduce the loan (credit) amount stipulated in Article 1 by notification, or temporarily suspend the loan execution despite the agreement period.

2. If the reasons stipulated in Paragraph 1 are resolved and normal loan (credit) transactions are possible, the Bank will relieve the reduction and suspension with haste.

Article 7: Fee for Unused Credit

1. If there is a separate agreement for the unused credit of the loan or individual loan under Article 1, the fee set by the agreement (henceforth “agreement fee”) must be paid according to the standard articulated therein.

2. If the agreement fee is not paid on the due date, the late compensation rate applied to the amount to be paid shall be paid with haste.

Article 8: Stamp Tax Payment

1. The stamp tax for the preparation of this agreement is borne by the reader and the Bank at a rate of 50% each.

2. If the Bank pays the stamp tax to be borne by the reader pursuant to Paragraph 1, it shall be repaid with haste in accordance with Article 4 of the Basic Terms and Conditions for Bank Loan Transaction.

Article 9: Redemption Currency and Exchange Rate

The principal and interest of a foreign currency loan can be repaid in the borrowed currency or KW. When repaying in KW, the applicable exchange rate will be based on the telegraphic transfer selling rate to the customer on the day of repayment.

Article 10: Collateral and Insurance

1. The reader agrees to provide the bank with the items purchased or manufactured, facilities to be installed, the land and buildings on which they are installed, and other facilities therein with the loan under this agreement as collateral, unless the bank otherwise expresses its intention. If the Bank requests, the reader must purchase insurance of the type and price agreed to by the bank, and establish a pledge for the Bank in the right to claim the insurance money.

2. When the reader delivers the goods and etc. stipulated in Paragraph 1 to another party with whom the export contract or the technical assistance agreement has been entered into, and the reader obtains from the other party a promissory note or a payment guarantee or letter of credit guaranteeing the payment, it must be transferred immediately to the Bank regardless of whether the bank handles the annual payment for export funds loans as collateral in lieu of the goods and etc.as stipulated in Paragraph 1.

Article 11: Early Repayment

1. If the reader wishes to repay the loan before the due date, s/he must consult with the Bank 30 days before the expected repayment date.

2. When the reader repays the loan before the due date in accordance with Paragraph 1, if there is a separate agreement for the early repayment, the fee must be paid pursuant to the standard set by the agreement.

Article 12: Obligation to Maintain Repayment Capacity

1. In order to maintain the ability to repay the debt resulting from this agreement, the reader agrees to maintain the appropriate financial ratio as follows. In the presence of other agreements (e.g. Financial structure improvement agreement), the agreements are attached following this agreement and are regarded as a part of this agreement.

Classification	20 .	20 .	20 .	20 .
Debt ratio	%	%	%	%
Equity ratio	%	%	%	%
( ) ratio	%	%	%	%
( ) ratio	%	%	%	%

2. If the reader intends to engage in any of the following acts, s/he agrees to consult with the Bank in advance.

1. Mergers, transfers, and sale and lease of significant property

2. Investment in fixed assets that are not covered by this agreement

3. Guarantee of another’s debts

4. Starting a new business or investing overseas

5. When there is a risk of significant changes in management, such as corporate structure work out or application for privatization

3. The reader acknowledges the necessity for follow-up management of this agreement and agrees to comply with the following actions if the Bank requests it.

1. Sale of real estate and securities

2. Investment by controlling shareholders

3. Capital increase by issuing new stocks or initial public offering

4. The provisions of Paragraph 1 to 3 apply only when there is a separate agreement for each Paragraph between the reader and the Bank.

Article 13: Submissions of Materials and Etc.

1. In accordance with Article 17 and 19 of the Basic Terms and Conditions for Credit Transactions, the reader agrees to submit the following materials and etc. necessary for the follow-up management of the loan as requested by the Bank.

1. Quarterly: VAT return, compound trial balance, debt status table, sales forecast table by vendor, product, and etc.

2. Semi-Annually: semi-annual accounting report, VAT return, compound trial balance, debt status table, sales forecast table by vendor, product, and etc.

3. Annually: certified public accountant audit report (closing financial statements), consolidated financial statements, certified copy of the corporate register, business license, stockholder’s list, articles of association, wages and income tax collection table, business plan, prospective financial statements (3 years), major client status, copies of various licenses and technical certification related documents (KS, ISO, patents, etc.), labor management dispute confirmation, product manuals, industry references and etc.

4. Frequently: compound trial balance, debt status table, documents confirming the purpose of funds, etc.

2. The reader agrees to submit the following materials upon request from the Bank in a timely manner in order to understand the current status of foreign exchange risk and management of the company when evaluating the reader’s credit.

1. Current status of foreign exchange risk management organization and management regulations.

2. Foreign currency funding and operation status.

3. Current status of foreign currency derivatives.

3. The reader will promptly submit at the Bank’s request information on the export contract, technical assistant agreement, import contract, or joint investment agreement etc. (henceforth “loan target agreement”) and counterparty’s balance sheet, loan target business status, information related to the financial and economic situation of the counterparty’s country or investment target country.

4. The reader will promptly submit data on the current status of overseas investment or business or major resource development projects and etc. related to this agreement every June, or at the request of the Bank.

5. If the imported goods related to this agreement are imported for the purpose of sale or are converted for sale, the Bank will be notified of the inventory and sales status (quantity, value amount, vendor, date of sale, payment period, and etc.) as of the end of each month by the 10th of the following month.

Article 14: Implementation and Altercation of Loan Target Agreement

1. The reader agrees to carry out the business related to this agreement without fail as stipulated in the loan target agreement.

2. The reader cannot arbitrarily change the terms of contracts related to this agreement (e.g. loan target agreement) without prior consent from the bank.

3. When a cause for default of the loan target agreement occurs or is expected to occur by the reader or the counterparty, the reader shall promptly describe the details, cause and measures taken, and submit it to the Bank.

4. The reader agrees to continue to maintain the effect of the loan target agreement and various measures, such as licensing, registration, and reporting, under Article 16, Subparagraph 3.

5. The reader agrees to immediately notify the Bank in the event of any action, labor dispute, or lawsuit filed by the government of a relevant party that affects the validity or performance of the loan target agreement.

6. If the reader does not comply with the provisions of Paragraphs 1 to 5 without justifiable reasons, s/he shall comply with the Bank’s actions, such as cancellation or postponement of loan approval and execution, compensation for damages caused by loss of profit within the period.

Article 15: Approval of Costs of Contract Performance

1. The reader will make sure to implement each of the following items.

1. The down payment or advance payment in connection with the loan target agreement will be used only for purposes approved by the Bank.

2. If requested by the Bank, export proceeds, technical assistance service payment, dividends, product sales, and other equivalent funds deposited in connection with the loan target agreement shall be deposited into the bank account or a financial institution designated by the Bank.

3. The funds deposited under Subparagraph 2 shall not be transferred or provide as collateral to others.

4. When the payment for contract performance under Subparagraph 2 is received, it will be used to repay the debt to the Bank immediately, and will not be arbitrarily withdrawn or used.

2. In the case of a loan for funds for import, the imported goods related to this agreement shall not be used for any other purpose than when applying for the loan. However, if there is a good reason, it may be used for other purposes with the approval of the Bank.

Article 16: Representations and Warranties

The reader guarantees to the Bank that the following matters are true and correct.

1. The counterparty to the loan target agreement related to this agreement has been legally established in accordance with the laws of its country and has the right to act, the ability to act, and the ability to conclude and perform the loan target agreement.

2. The loan target agreement has gone through the necessary internal procedures and has been legally and properly concluded in accordance with the laws of the counterparty’s country.

3. The reader and the counterparty to the loan target agreement have taken various measures to effectuate and maintain the loan target agreement and the various actions, including all the approvals, permits, registrations, and reports, such as import ∙ export ∙ overseas investment and permission for major resource development or remittance, etc., of the relevant parties, to fulfill their obligations.

4. Neither the reader nor the counterparty to the loan target agreement is in default on any debts or in arrears of taxes levied by the related governments or other public entities.

5. The reader and the counterparty to the target loan agreement have not been brought before any lawsuits, administrative procedures, arbitrations, etc. that may have a significant impact on their asset status, and are not in a state that is likely to receive such lawsuits.

6. The conclusion and performance of the loan target agreement is a commercial act between the reader and the counterparty, and the counterparty has given up the sovereign immunity he currently has or will have in the future in relation to the debts under the loan target agreement.

7. The loan target agreement is in accordance with the actual transaction, and the promissory note, payment guarantee, and letter of credit provided by the counterparty have been truthfully issued.

8. All documents, including data and information regarding the reader, and data, information, and evidence regarding the counterparty and his/her country, submitted by the reader to the Bank are accurate and authentic.

9. The financial statements of the reader or his/her subsidiaries and affiliates by the reader are accurate and have been prepared in accordance with general accounting principles.

10. The reader has not received financial support from other financial institutions in relation to the agreements supported by the Bank, and will not receive duplicate funds in the future.

Article 17: Other Special Terms

Reader:                               (sign)

The reader has clearly received a copy of the Basic Terms and Conditions for Bank Loan Transactions and this agreement, and has been provided sufficient explanation of the main contents of the agreement, which the reader has sufficiently understood.

Reader: SK ecoplant Co., Ltd.

Loan Amortization Schedule

(Unit: )

Rounds	Repayment Due Date	Repayment Amount			Balance of Principal after Repayment	Notes
		Principal	Interest	Total
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20

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Total